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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-48079) and related Prospectus of IXC Communications, Inc. for the registration of approximately 4.3 million shares of its common stock (along with warrants and options to purchase common stock) and to the incorporation by reference therein of our report dated February 28, 1998, with respect to the consolidated financial statements of IXC Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

AUSTIN, TEXAS

APRIL 15, 1998